Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 18, 2018

Registration Statement No. 333-207859-11

$1.246+ bln GM Financial Automobile Leasing Trust (GMALT 2018-3)
Joint-Leads : RBC (str), BofAML, Credit Ag, JPM
Selling group: Drexel Hamilton
Co-managers : CIBC, Lloyds, MUFG, NatWest, TD

CLS	SIZE($MM)	WAL	S&P/MDY	E.FNL	L FNL	BNCH	SPRD	YLD%	CPN%	PRICE
A-1	192.00	0.28	A-1+/P-1	04/19	09/19	iLib	+5	2.41515	2.41515	100-00
A-2-A	340.00	0.95	AAA/Aaa	01/20	09/20	EDSF	+17	2.914	2.89	99.99398
A-2-B	70.00	0.95	AAA/Aaa	01/20	09/20	1mL	+17			100-00
A-3	410.00	1.71	AAA/Aaa	10/20	06/21	EDSF	+27	3.206	3.18	99.99210
A-4	86.14	2.16	AAA/Aaa	12/20	07/22	iSwp	+36	3.329	3.30	99.98726
B	59.27	2.29	AA/Aa2	01/21	07/22	iSwp	+53	3.507	3.48	99.99645
C	55.18	2.38	A/A2	03/21	07/22	iSwp	+75	3.732	3.70	99.99253
D	34.06	2.48	BBB/Baa2	03/21	12/22	iSwp	RETAINED

Expected Pricing	: PRICED	Ticker	: GMALT 2018-3
Expected Settle	: 09/26/18	Registration	: SEC Registered
First Payment	: 10/22/18	ERISA Eligible	:Yes
Expected Ratings	: S&P, Moody’s	Pxing Speed	:100% PPC to maturity	Bill & Deliver	: RBC	Min Denoms	:$1k x $1k

Available Information:

- Preliminary Offering Memorandum
- Index CDI
- Intexnet Dealname:	: “RBCGMAL1803”; Password “K7AA”
- Investor Presentation	: www.dealroadshow.com; Password “GMALT20183”

Cusips:

A1	: 36256GAA7
A2A	: 36256GAB5
A2B	: 36256GAC3
A3	: 36256GAD1
A4	: 36256GAE9
B	: 36256GAF6
C	: 36256GAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.